CERTIFICATE OF DESIGNATIONS
                     OF RIGHTS, PREFERENCES, PRIVILEGES AND
                      RESTRICTIONS OF SERIES A CONVERTIBLE
                               PREFERRED STOCK OF
                              INSTANT VISION, INC.

                  INSTANT VISION, INC., a corporation organized and existing under and by virtue of the Pennsylvania Business Corporation Law of 1988, as amended, of the Commonwealth of Pennsylvania (the "Corporation"), in accordance with the applicable provisions thereof, DOES HEREBY CERTIFY that, at a meeting of the Board of Directors of the Corporation duly called and held on __________ , _________________ :

                  The Board of Directors of the Corporation duly adopted the following resolution:

                  RESOLVED, that pursuant to Article 4 and Section 4B thereunder of the Certificate of Incorporation of the Corporation, there be and hereby is authorized and created one series of Preferred Stock, hereby designated as Series A Convertible Preferred Stock to consist of 453,761 shares with a par value $0.001 per share and a stated value of 8.8152135 per share (the "Stated Value"), and that the designations, preferences and relative participating, optional or other rights of the Series A Convertible Preferred Stock (the "Series A Preferred Stock") and qualifications, limitations or restrictions thereof, shall be as follows:

                                    ARTICLE I
                                   DEFINITIONS

         The terms defined in this ARTICLE I whenever used in this Certificate of Designations have the following respective meanings:

                  "Capital Stock" means the Common Shares and any other shares of any other class or series of stock, whether now or hereafter authorized and however designated, which have the right to participate in the distribution of earnings and assets upon dissolution, liquidation or winding-up of the Corporation.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Common Shares" or "Common Stock" means shares of common stock, $ par value, of the Corporation.

                  "Conversion Event" has the meaning set forth in Paragraph 6
(h).

                  "Conversion Rate" means the rate into which the shares of Series A Preferred Stock may be converted into shares of Common Stock as provided in ARTICLES V and VI.

                  "Corporation" means Instant Vision, Inc., a Pennsylvania corporation, and any successor or resulting corporation by way of merger, consolidation, sale or exchange of all or substantially all of the Corporation's assets, or otherwise.

                  "Dissenting Holders" has the meaning set forth in Paragraph 8
(b).

                  "Existing Conversion Rate" has the meaning set forth in
Section 6 (b).

                  "Holder" means Levin, Ocular, Paxton, any successors thereto, or any Person to whom the Series A Preferred Stock is subsequently transferred in accordance with the provisions hereof.

                  "Initial Holders" means Levin, Ocular and Paxton.

                   "Junior Securities" has the meaning set forth in ARTICLE II.

                  "Levin" means Mark Levin, an individual residing at 51 Cricket Club Drive, Roslyn, New York 11576.

                  "Note Conversion" means the transaction pursuant to which the Initial Holders converted $4,000,000 in the principal owed to them by the Corporation into 453,761 shares of Series A Preferred Stock.

                   "Ocular" means Ocular Insight Corp, a Florida corporation.

                   "PBCL" means the Pennsylvania Business Corporation Law of 1988, as amended.

                   "Pari Passu Securities" has the meaning set forth in ARTICLE II.

                   "Paxton" means Paxton Ventures Corp, a New York Corporation.

                  "Person" means an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof as well as any syndicate or group deemed to be a person under Section 14(d)(2) of the Securities Exchange Act of 1934.

                  "Senior Securities" has the meaning set forth in subparagraph 8 (a) (ii).

                  "Series A Preferred Stock" means the Series A Convertible Preferred Stock of the Corporation.

                   "Underlying shares" has the meaning set forth in Paragraph 5
(a).

                   All references to "cash" or "$" herein means currency of the United States of America.

                                   ARTICLE II
                                      RANK

         The Series A Preferred Stock shall rank (i) prior to the Common Stock;
(ii) prior to any class or series of Capital Stock of the Corporation hereafter created other than "Pari Passu Securities" (collectively, with the Common Stock, "Junior Securities"); and (iii) pari passu with any class or series of Capital Stock of the Corporation hereafter created specifically ranking on parity with the Series A Preferred Stock ("Pari Passu Securities").

                                   ARTICLE III
                                    DIVIDENDS

                  No Holder shall be entitled to receive any dividends unless the Corporation shall declare dividends on all or any portion of the Junior Securities, in which event, prior to the payment of any dividends to the holders of the Junior Securities, each Holder shall receive a dividend equal to 6% percent of the Stated Value of the aggregate number of shares of Series A Preferred Stock then owned by such Holder, and thereafter such Holder shall receive dividends together with the holders of the Junior Securities payable on a pari passu basis calculated as if the aggregate amount of shares then owned by such Holder equaled the aggregate Stated Value of his shares of Series A Preferred Stock.

                                   ARTICLE IV
                             LIQUIDATION PREFERENCE

                  (a) If the Corporation shall commence a voluntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of thirty (30) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (each such event being considered a "Liquidation Event"), no distribution shall be made to the holders of any shares of Capital Stock of the Corporation upon liquidation, dissolution or winding up unless prior thereto, the holders of shares of Series A Preferred Stock shall have received the Liquidation Preference (as defined in Paragraph (b) of this Article IV) with respect to each share. If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the Holders of the Series A Preferred Stock and holders of any Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Holders of the Series A Preferred Stock and the holders of the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

                  (b) For purposes hereof, the "Liquidation Preference" with respect to a share of the Series A Preferred Stock shall mean an amount equal to the Stated Value thereof.

                                    ARTICLE V
                                   CONVERSION

                  (a) Each Holder shall have the right, at any time and from time to time to cause the conversion of all or any portion of his Series A Preferred Stock held of record by him at the time such conversion is effected into shares of Common Stock (the "Underlying Shares") at the rate of 88.152 shares of Common Stock for each share of Series A Preferred Stock held by such Holder, adjusted as provided in ARTICLE VI below (the "Conversion Rate"). The Corporation will not issue a fractional share of Common Stock upon conversion but will round any fractional share to the nearest share so that if the fraction is less than 0.5 no share shall be issued and if the fraction is 0.5 or higher the Corporation shall issue one full share

                  (b) The Holder may exercise his conversion right by giving notice thereof to the Corporation setting forth the number of shares of Series A Preferred Stock to be converted. Within fifteen (15) days after the giving of such notice, the Corporation shall issue the number of Underlying Shares into which the shares of Series A Preferred Stock are to be converted in accordance with the Conversion Rate and deliver to the Holder a certificate or certificates therefor, registered in his name, representing such Underlying Shares against delivery to the Corporation of certificates, duly endorsed, representing the number of shares of Series A Preferred Stock to be converted. If only a portion of the Series A Preferred Stock then held by the Holder is converted, the Corporation shall deliver to the Holder, together with the aforesaid certificate(s), a certificate or certificates representing the number of shares of Series A Preferred Stock that have not been converted. If required by the Corporation, the Holder shall represent in writing to the Corporation prior to the receipt of the Underlying Shares that such Shares will be acquired by him for investment only and not for resale or with a view to the distribution thereof, and shall agree that any certificates representing the Shares may bear a legend, conspicuously noting such restriction, as the Corporation shall deem reasonably necessary or desirable to enable it to comply with any applicable federal and/or state laws or regulations.

(c) The issue of stock certificates on conversions of the Series
A Preferred Stock shall be made without charge to the Holder for any tax in respect of such issue.

The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Common Stock in any name other than that of the Holder requesting conversion, and the Corporation shall not be required to issue or deliver any certificates representing such Common Stock unless and until the person or persons requesting the issue thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

                  (d) The Corporation covenants and agrees that from and after the date of the issuance of the Series A Preferred Stock and until the date when no shares of Series A Preferred Stock shall be outstanding:

                  (i) It shall reserve, free from preemptive rights, out of its authorized but unissued shares of Common Stock, or out of shares held in its treasury, sufficient shares of Common Stock to provide for the conversion of the Series A Preferred Stock from time to time as shares of Series A Preferred Stock are presented for conversion;

                  (ii) All shares of Common stock which may be issued upon conversion of the Series A Preferred Stock will upon issue be validly issued, fully paid and non-assessable, free from all taxes, liens and charges with respect to the issue thereof, and will not be subject to the preemptive rights of any stockholder of the Corporation;

                  (iii) If, in the opinion of the counsel to the Corporation, any shares of Common Stock to be provided for the purpose of conversion of the Series A Preferred Stock require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued upon conversion, the Corporation will in good faith and as expeditiously as possible attempt to secure such registration or approval, as the case may be, and the Corporation's obligation to deliver shares of the Common Stock upon conversion of the Series A Preferred Stock shall be abated until such registration or approval is obtained; and

                  (iv) If, and thereafter so long as, the Common Stock shall be listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed and for sale so long as the Common Stock shall be so listed on such exchange, upon official notice of issuance, all Common Stock issued upon conversion of the Series A Preferred Stock.

                                   ARTICLE VI
                          ADJUSTMENT OF CONVERSION RATE

The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be subject to adjustment with respect to events after the date hereof as follows:

                  (a) Except as provided in Paragraph 6 (m) below, if the Corporation shall (i) declare a dividend on its outstanding Common Stock in shares of its Capital Stock, (ii) subdivide its outstanding Common Stock, (iii) combine its outstanding Common Stock into a smaller number of shares, or (iv) issue any shares of its Capital Stock by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), then in each such case the Conversion Rate in effect immediately prior to such action shall be adjusted so that if shares of Series A Preferred Stock are thereafter converted, each Holder may receive the number and kind of shares which he would have owned immediately following such action if he had converted his shares of Series A Preferred Stock immediately prior to such action. Such adjustment shall be made successively whenever such an event shall occur. The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification. If after an adjustment a Holder upon conversion of his shares of Series A Preferred Stock may receive shares of two or more classes of capital stock of the Corporation, the Corporation's Board of Directors shall determine the allocation of the adjusted Conversion Rate between the classes of capital stock. After such allocation, the Conversion Rate of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this ARTICLE VI.

                  (b) If the Corporation shall at any time or from time to time issue any shares of Common Stock (other than shares issued as a dividend or distribution as provided in Paragraph 6 (a) above) for a consideration per share less than the lower of the Conversion Rate in effect on the date of such issue or the Current Market Price (as defined in Paragraph (e) of this ARTICLE VI) per share of Common Stock, then, forthwith upon such issue, the Conversion Rate in effect immediately prior to such action (the "Existing Conversion Rate ") shall be reduced by: (x) dividing the number of shares so issued by the total number of shares outstanding after such issuance, (y) multiplying the quotient by the amount, if any, by which the Existing

Conversion Rate exceeds the price of the shares so issued, and (z) subtracting the result of (x) and (y) from the Existing Conversion Rate. In the case of an issue of additional shares of Common Stock for cash, the consideration received by the Corporation therefor shall be deemed to be the net cash proceeds received for such shares, after deducting therefrom any and all commissions and expenses paid or incurred by the Corporation for any underwriting of, or otherwise in connection with, the issue of such shares. The term "issue" shall be deemed to include the sale or other disposition of shares held in the Corporation's treasury. The number of shares outstanding at any given time shall not include shares in the Corporation's treasury.

                  (c) In case the Corporation shall issue to all of its existing stockholders or otherwise grant rights, options, or warrants entitling the holders thereof to subscribe for or purchase Common Stock (or securities convertible into or exchangeable for Common Stock) at a price per share (or having a conversion price per share, in the case of a security convertible into or exchangeable for Common Stock) less than the lower of the then Conversion Rate or the Current Market Price per share on the record date for the determination of stockholders entitled to receive such rights, or granting date, as the case may be, then in each such case the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately prior to such record or granting date by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on such record or granting date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so to be offered (or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such Conversion Rate or Current Market Price, as the case may be, and of which the denominator shall be the number of shares of Common Stock outstanding on such record or granting date plus the number of additional shares of Common Stock to be offered for subscription or purchase (or into which the convertible or exchangeable securities so to be offered are initially convertible or exchangeable). Such adjustment shall become effective at the close of business on such record or granting date; provided, however, that, to the extent the shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock) are not delivered, the Conversion Rate shall be readjusted after the expiration of such rights, options, or warrants (but only to the extent that the shares of Series A Preferred Stock have not been converted after such expiration), to the Conversion Rate which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock) actually issued. In case any subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Corporation's Board of Directors. Shares of Common Stock owned by or held for the account of the Corporation or any majority-owned subsidiary shall not be deemed outstanding for the purpose of any such computation.

                  (d) In case the Corporation shall distribute to all holders of its Common Stock evidences of its indebtedness or assets (excluding cash dividends or distributions paid from retained earnings of the Corporation) or rights or warrants to subscribe for or purchase Common Stock (excluding those referred to in Paragraph (c) above), then in each such case the Conversion Rate shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Rate in effect immediately prior to the date of such distribution by a fraction of which the numerator shall be the Current Market Price per share (as defined in Paragraph (e) below) of the Common Stock on the Record Date mentioned below less the then fair market value (as determined by the Board of Directors of the Corporation) of the portion of the assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one share of Common Stock, and the denominator shall be the Current Market Price per share of the Common Stock. Such adjustment shall become effective immediately after the Record Date for the determination of shareholders entitled to receive such distribution.

                  (e) For the purpose of any computation under Paragraphs (b) through (d) of this ARTICLE VI, the Current Market Price per share of Common Stock on any date shall be deemed to be the average of the daily closing prices for the thirty (30) consecutive trading days commencing forty five (45) trading days before such date. The closing price for each day shall be the last reported sales price regular way or, in case no such reported sale takes place on such day, the closing bid price regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the highest reported bid price as furnished by the National Association of Securities Dealers, Inc. through NASDAQ or similar organization if NASDAQ is no longer reporting such information, or by the National Daily Quotation Bureau or similar organization if the Common Stock is not then quoted on an inter-dealer quotation system. If on any such date the Common Stock is not quoted by any such organization, the fair value of the Common Stock on such date, as determined in good faith by the Corporation's Board of Directors, shall be used.

                  (f) Before taking any action which would cause an adjustment reducing the Conversion Rate below the then par value, if any, of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take all corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue shares of such Common Stock at such adjusted Conversion Rate.

                  (g) No adjustment in the Conversion Rate shall be required if such adjustment is less than $0.05; provided, however, that any adjustments, which by reason of this Paragraph 6 (g) are not required to be made, shall be carried forward and taken into account in any subsequent adjustment. All calculations under this ARTICLE VI shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. Anything to the contrary notwithstanding, the Corporation shall be entitled to make such reductions in the Conversion Rate, in addition to those required by this Paragraph 6 (g), as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock hereafter made by the Corporation to its stockholders shall not be taxable.

                  (h) In any case in which this ARTICLE VI shall require that an adjustment in the Conversion Rate be made effective as of a record date for a specified event (the "Conversion Event"), if the shares of Series A Preferred Stock shall have been converted after such record date, the Corporation may elect to defer until the occurrence of the Conversion Event issuing to each Holder the shares, if any, issuable upon the Conversion Event over and above the shares, if any, issuable upon such conversion on the basis of the Conversion Rate in effect prior to such adjustment; provided, however, that the Corporation shall deliver to the Holder a due bill or other appropriate instrument evidencing such Holder's right to receive such additional shares upon the occurrence of the Conversion Event.

                  (i) Upon each adjustment of the Conversion Rate as a result of the calculations made in Paragraphs (a) through (d) of this ARTICLE VI, the shares of Series A Preferred Stock shall thereafter evidence the right to convert, at the adjusted Conversion Rate, that number of shares (calculated to the nearest thousandth) obtained by dividing (i) the product obtained by multiplying the number of shares issuable upon conversion of the Series A Preferred Stock prior to adjustment of the number of shares by the Conversion Rate in effect prior to adjustment of the Conversion Rate by (ii) the Conversion Rate in effect after such adjustment of the Conversion Rate.

                  (j) No adjustment  need be made for a transaction  referred to in Paragraphs (a) through (d) of this ARTICLE VI if each Holder is permitted to participate in the transaction on a basis no less favorable than any other party and at a level which would preserve such Holder's percentage equity participation in the Common Stock upon conversion of his shares of Series A Preferred Stock. No adjustment need be made for sales of Common Stock pursuant to a Corporation plan for reinvestment of dividends or interest, the granting of options and/or the exercise of options outstanding under any of the Corporation's currently existing stock option plans, the exercise of currently existing incentive stock options or incentive stock options which may be granted in the future, the exercise of any other of the Corporation's currently outstanding options, or any currently authorized warrants, whether or not outstanding. No adjustment need be made for a change in the par value of the Common Stock, or from par value to no par value. If the Series A Preferred Stock becomes convertible solely into cash, no adjustment need be made thereafter. Interest will not accrue on the cash.

                  (k) The Corporation from time to time may reduce the Conversion Rate by any amount for any period of time if the period is at least twenty (20) days and if the reduction is irrevocable during the period. Whenever the Conversion Rate is reduced, the Corporation shall mail to each Holder a notice of the reduction. The Corporation shall mail the notice at least fifteen
(15) days before the date the reduced Conversion Rate takes effect. The notice shall state the reduced Conversion Rate and the period it will be in effect. A reduction of the Conversion Rate does not change or adjust the Conversion Rate otherwise in effect for purposes of Paragraphs 6 (a) through (d) above.

                  (l) Whenever the Conversion Rate is adjusted, the Corporation shall promptly mail to each Holder a notice of the adjustment together with a certificate from the Corporation's Chief Financial Officer briefly stating (i) the facts requiring the adjustment, (ii) the adjusted Conversion Rate and the manner of computing it; and (iii) the date on which such adjustment becomes effective. The certificate shall be prima facia evidence that the adjustment is correct, absent manifest error.

         (m) If the Corporation and/or the holders of Common Stock are parties to a merger, consolidation or a transaction in which (i) the Corporation transfers or leases substantially all of its assets; (ii) the Corporation reclassifies or changes its outstanding Common Stock; or (iii) the Common Stock is exchanged for securities, cash or other assets; the person who is the transferee or lessee of such assets or is obligated to deliver such securities, cash or other assets shall assume the terms of the Series A Preferred Stock. If the issuer of securities deliverable upon conversion of the Series A Preferred Stock is an affiliate of the surviving, transferee or lessee corporation, that issuer shall join in such assumption. The assumption agreement shall provide that each Holder may convert his shares of Series A Preferred Stock into the kind and amount of securities, cash or other assets which he would have owned immediately after the consolidation, merger, transfer, lease or exchange if he had converted his shares of Series A Preferred Stock immediately before the effective date of the transaction. The assumption agreement shall provide for adjustments that shall be as nearly equivalent as may be practical to the adjustments provided for in this ARTICLE VI. The successor company shall mail to each Holder a notice briefly describing the assumption agreement. If this Paragraph applies, Paragraph 6 (a) above does not apply.

                  (n) If (i) the Corporation takes any action that would require an adjustment in the Conversion Rate pursuant to this ARTICLE VI; or (ii) there is a liquidation or dissolution of the Corporation, the Corporation shall mail to each Holder a notice stating the proposed record date for a distribution or effective date of a reclassification, consolidation, merger, transfer, lease, liquidation or dissolution. The Corporation shall mail the notice at least fifteen (15) days before such date. Failure to mail the notice or any defect in it shall not affect the validity of the transaction.

                  (o) If the number of shares of Common Stock issuable upon the conversion of the shares of Series a Preferred Stock is adjusted pursuant to this ARTICLE VI, the Corporation shall nevertheless not be required to issue fractions of shares upon conversion of the Series A Preferred Stock or otherwise, or to distribute certificates that evidence fractional shares. Instead the Corporation will round any fractional share to the nearest share so that if the fraction is less than 0.5 no share shall be issued and if the fraction is 0.5 or higher the Corporation shall issue one full share.

                  (p) Any determination that the Corporation or its Board of Directors must make pursuant to this ARTICLE VI shall be conclusive, absent manifest error.


                                   ARTICLE VII
                                  VOTING RIGHTS

                  (a) In addition to such rights as may be provided by the PBCL each Holder shall have such number of votes on all matters to be voted upon by the holders of Capital Stock as shall equal the aggregate number of shares of Series A Preferred Stock held by such Holder times the aggregate number of shares of Common Stock into which the Holder's Series A Preferred Stock is convertible on the record date for the determination of holders of Capital Stock entitled to vote on such matters.

                  (b) The Corporation shall provide each Holder with prior notification of any meeting of the stockholders (and copies of proxy materials and other information sent to stockholders). In the event of any taking by the Corporation of a record of its stockholders for the purpose of determining stockholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining stockholders who are entitled to vote in connection with any proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each Holder, at least thirty (30) days prior to (or such shorter period that the Corporation first becomes aware of) the consummation of the transaction or event, whichever is earlier, of the date on which any such action is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

                  (c) To the extent that under the PBCL the vote of the Holders, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the Holders of at least a majority of the shares of the Series A Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the Holders of a majority of the shares of Series A Preferred Stock (except as otherwise may be required under the PBCL) shall constitute the approval of such action by the class. Holders shall be entitled to notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's bylaws and the PBCL.

                                  ARTICLE VIII
                              PROTECTIVE PROVISIONS

                  (a) So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the PBCL) of the Holders of at least ninety five percent (95%) of the then outstanding shares of Series A Preferred
Stock:

                  (i) alter or change the rights, preferences or privileges of the Series A Preferred Stock;

                  (ii) _create any new class or series of Pari Passu Securities or Capital Stock having a preference over the Series A Preferred Stock as to dividends, distribution of assets upon liquidation, dissolution or winding up of the Corporation ("Senior Securities") or alter or change the rights, preferences or privileges of any Senior Securities or Pari Passu Securities so as to affect adversely the Series A Preferred Stock;

                  (iii) increase the authorized number of shares of Series A Preferred Stock;

                  (iv) do any act or thing not authorized or contemplated by this Certificate of Designations which would result in taxation of the Holders of shares of the Series A Preferred Stock under Section 305 of the Code (or any comparable provision of the Code as hereafter from time to time amended).

                  (b) In the event Holders of at least eighty five percent (85%) of the then outstanding shares of Series A Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock pursuant to Paragraph 9 (a) above, so as to affect the Series A Preferred Stock, then the Corporation will deliver notice of such approved change to each Holder of the Series A Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and Dissenting Holders shall have the right for a period of thirty (30) days to require the Corporation to redeem their shares of Series A Preferred Stock at the Stated Value thereof or continue to hold their shares of Series A Preferred Stock.

                                   ARTICLE IX
                                  MISCELLANEOUS

                  (a) Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of certificates representing shares of Series A Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of the certificates representing the Series A Preferred Stock, the Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated certificates representing the shares of Series A Preferred Stock, new certificates representing the shares of Series A Preferred Stock of like tenor. The Series A Preferred Stock shall be held and owned upon the express condition that the provisions of this Paragraph 9 (a) are exclusive with respect to the replacement of mutilated, destroyed, lost or stolen certificates representing the shares of Series A Preferred Stock and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without the surrender thereof.

                  (b) The Corporation may deem the Person in whose name the Series A Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat him as, the absolute owner of the Series A Preferred Stock for the purpose of the payment of any dividends to the holders of the Series A Preferred Stock and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments shall be valid and effective to satisfy and discharge the liability upon the Series A Preferred Stock to the extent of the sum or sums so paid.

                  (c) The Corporation shall keep at its principal office a register in which it shall provide for the registration of the Series A Preferred Stock. Upon any transfer of the Series A Preferred Stock in accordance with the provisions hereof, the Corporation shall register such transfer on the Series A Preferred Stock register.

                  (d) To the extent required by applicable law, the Corporation may withhold amounts for or on account of any taxes imposed or levied by or on behalf of any taxing authority in the United States having jurisdiction over the Corporation from any payments made pursuant to the Series A Preferred Stock.

                  (e) The headings of the Articles and Sections of this Certificate of Designations are inserted for convenience only and do not constitute a part of this Certificate of Designations.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by its duly authorized officers on this ____ day of _______________________ , 2001.

                                  INSTANT VISION, INC.



                                  By:  ____________________
                                       Name:  Lorenzo A.; DeLuca
                                       Title:  President


                                  By:  ____________________
                                       Name:  Neil Glachman
                                       Title:  Secretary